LEASE AGREEMENT

THIS LEASE AGREEMENT is made this 10th day of August, 2006 between:

BUTWIN ASSOCIATES LLC,

hereinafter referred to as LANDLORD, and

CITY CENTRAL BANCORP, INC.,

hereinafter referred to as TENANT.

LEASE OF PREMISES

Landlord hereby leases to Tenant and Tenant hereby leases from Landlord, subject to all terms and conditions hereinafter set forth, those certain premises (hereinafter called the "Demised Premises") as set forth in Item 1 of the Basic Lease Provisions and located in that certain building known as 45650 Grand River Avenue, Novi, MI 48374, hereinafter sometimes referred to as the "Building". The Building and all outbuildings and the grounds on which the Building is located are hereinafter collectively referred to as the "Project".

BASIC LEASE PROVISIONS

1.	Building Name:	45650 Grand River Avenue
Novi, MI 48374

1	Demised Premises:	That certain portion of the building located on the first floor and depicted on the floor plan attached hereto as Exhibit A, commonly known as Suite 101.

2.	Rentable Area:	Approximately 2,197 square feet of rental space (including an allocable share of the common areas).

3.	Expense Percentage:	Not applicable; this is a gross lease

4.	Basic Annual Rent:	$45,036.00
	Monthly Rent:	$ 3,753.00 (first month’s rent due upon execution of Lease)

5.	Term of Lease:	The period commencing on the Commencement Date and ending on the Termination Date.

6.	Basic Annual Rent
During Each
	Extended Term:	$3,865.59 for each monthly Extended Term.

7.	First Rental
	Adjustment Date:	The first day of the first Extended Term.

8.	Term of Lease:	One year

9.	Security Deposit:	$3,500.00

10.	Brokers:

Landlord’s Broker:	THOMPSON-BROWN, REALTORS
30180 Orchard Lake Road, Suite 200
Farmington Hills, MI 48334

Tenant’s Broker:	MAX BROOCK REALTORS
70111 Orchard Lake Road
West Bloomfield, MI 48322

11.	Permitted Use:	Bank and/or General Office Use

12.	Address for Notices:

Tenant:	City Central Bancorp, Inc.
Attn: Satish B. Jasti
45650 Grand River Avenue, Suite 101
Novi, MI 78374

Landlord:	Butwin Associates, LLC
23 Ashley Ct
Park City, UT 84060

13.	All payments under this Lease shall be made payable to:

Butwin Associates, LLC

14.	Exhibits and Addendum:

Exhibit “A”	Description of Premises
Exhibit "B"	Rules and Regulations
Exhibit “C”	Additional Stipulations
Exhibit “D”	Tenant Improvements

15.	Commencement Date:	The date Tenant obtains a certificate of occupancy for the Demised Premises from the City of Novi. Landlord will cooperate with Tenant in obtaining the certificate of occupancy.

16.	Termination Date:	The day immediately preceding the one year anniversary of the Commencement Date.

17.	Initial Monthly
	Common Area Charge:	Included in gross monthly rent

The body of the Lease begins on the next page.

2.	Parties.

This Lease is executed as of the date set forth in Section 1(a) hereof by and between Landlord and Tenant.

3.	Description.

A. Demised Premises. In consideration of and for the terms and conditions set forth herein and throughout this Lease, Landlord hereby leases to Tenant the following premises:

45650 Grand River Ave
First Floor, Suite 101
Novi, MI 48374

The demised premises consists of approximately 2,197 square feet of total lease area (the "Demised Premises"). In addition to the Demised Premises, Landlord grants to Tenant, its agents and customers, a license to use the private drives, sidewalks and parking areas (in accordance with the rules and regulations) and other common areas of the Project in common with Landlord, its agents and all other tenants of the Project. Provided, however, that, notwithstanding the foregoing, Tenant, its agents and customers shall be subject to the regulations and controls set forth in this Lease, including all governmental laws and ordinances and insurance requirements (collectively the "Rules and Regulations"), a copy of which are attached hereto and incorporated herein as Exhibit “B”. The Rules and Regulations may be reasonably changed, modified, or expanded from time to time by Landlord within the limits of the subject matter contained herein, e.g., traffic control, parking, storage, environmental limitations and similar matters.

B. Changes And Additions. Landlord hereby reserves the right at any time, and from time to time, to make alterations or additions to or subtractions from, and to build additional stories on the Building and to build adjoining the same or to remove existing structures on the same. Landlord also reserves the right at any time, and from time to time, to construct other buildings and improvements in the Project, to enlarge or reduce the Project, and to make alterations therein or additions thereto, and to build additional stories on any building or buildings within the Project, and to construct decks or elevated parking facilities and free-standing, single story buildings within the parking lot areas of the Project. Such changes and alterations, however, shall not interfere with Tenant’s use of the Demised Premises. The purpose of the attached drawing is to show the approximate location of the Demised Premises within the Project. Landlord reserves the right at any time to relocate the various buildings, parking areas and other common areas shown on said drawing. In the event that Landlord enlarges or reduces the Project, the Tenant’s Share (as defined in Section 3 of the Basic Lease Terms) shall be adjusted to reflect the square footage of the Demised Premises in proportion to the rentable square footage in the Project, as modified.

4.	Term.

A. The term shall be One (1) Year commencing on the Commencement Date (the “Term”). In the event that the Commencement Date occurs other than on the first day of a month, the days in said partial month shall be added to the term and the rent for such partial month shall be prorated based on a 30 day month and the Basic Rental for the first year.

B. Option to Renew. Provided that Tenant is not in default hereunder and has not been in material default during the Term, Tenant shall have an option to renew this Lease for an additional period of six months (the “Extended Term”). To exercise that Option, Tenant must deliver written notice to Landlord no less than ninety (90) days prior to the expiration of the Term, time being of the essence. During the Extended Term, all of the terms and conditions hereof shall apply.

5.	Rent.

A. Minimum Rent Tenant shall pay to Landlord, without notice or demand and without any set-off or deduction whatsoever, as annual Minimum Rent, the amounts as set forth in Section 4 of the Basic Lease Terms (the “Minimum Rent"), which Minimum Rent shall be paid in equal monthly installments, in advance, on or before the first day of each calendar month of the Lease Term, commencing with the Commencement Date of this Lease. All rent shall be payable at the address of the office of the Landlord as first provided above or such other location as Landlord may designate in writing to Tenant.

B. Late Charges In the event that any installment of Minimum Rent, sums payable as additional rent, charges or sums otherwise required to be paid hereunder are not received on or before the fifth (5th) day after same are due, then, for each and every late payment, Tenant shall immediately pay Landlord, as additional rent, a service charge equal to the greater of Two Hundred ($200.00) or five (5%) per cent of the amount due.

6.           Landlord’s Work; Completion of Improvements. Tenant accepts the Demised Premises in “AS-IS” condition without any representation by Landlord, or any person, firm or corporation on behalf of Landlord as to the condition thereof, except as provided herein.

7.	Operating Costs.

A. Tenant shall pay to Landlord, as additional rent during the Term, Tenant's proportionate share of property taxes, assessments, insurance and costs of maintenance, repairs to the Project, including down spouts, gutters, painting, and proportionate share of Operating Costs, as hereinafter defined, calculated on the basis of the ratio set forth herein. The term "Operating Costs" shall mean any and all expenses, costs and disbursements of any kind and nature whatsoever incurred by Landlord in connection with the ownership, management, maintenance, operation and repair of the Development which Landlord shall pay or become obligated to pay during a certain calendar year (regardless of when such Operating Costs were incurred). The Operating Costs shall be incurred by Landlord for the purpose of operating and maintaining the Project in a condition of similar quality to that of developments similar in nature. The Operating Costs shall include, but are not limited to, the sprinkler systems, the costs of maintaining and repairing parking lots, parking structures and easements, the elevator in the Building and other common areas of the Project, a property management fee of ten (10%) percent of the total of Operating Costs, salaries, fringe benefits and related costs payable to employees of Landlord whose duties are connected with the Project, insurance costs, all heating and air conditioning costs, electricity, sewer and water and other utility costs not separately metered to tenants of the Project, landscape maintenance, trash and snow removal pest extermination, Taxes, as defined in this Section 7, and costs and expenses incurred by Landlord in protesting any assessments, levies or the tax rate. The Operating Costs shall not include the following; (i) costs of alterations of any tenant's premises; (ii) costs of curing construction defects; (iii) depreciation; (iv) interest and principal payments on mortgages, and other debt costs; (v) real estate broker’s leasing commissions or compensation; (vi) any cost or expenditure (or portion thereof) for which Landlord is reimbursed, whether by insurance proceeds or otherwise; (vii) cost of any service furnished to any other occupant of the Project that Landlord does not provide to Tenant; and (viii) capital improvements.

B. Promptly after the Commencement Date and during December of each year or as soon thereafter as practicable, Landlord shall give Tenant written notice of its estimate of Operating Costs payable hereunder for the ensuing calendar year. On or before the first day of each month thereafter, Tenant shall pay to Landlord, as additional rent, one/twelfth (1/12th) of Tenant’s Share of such estimated amounts, provided that if such notice is not given in December, Tenant shall continue to pay on the basis of the prior year's estimate until the first day of the month after the month in which such notice is given. If at any time it appears to Landlord that the amounts payable hereunder for the then current calendar year will vary from its estimate, Landlord may, by written notice to Tenant, revise its estimate for such year, and subsequent payments by Tenant for such year shall be based upon such revised estimate. As soon as practicable after the close of each calendar year, Landlord shall deliver to Tenant a summary of the total Operating Costs for the previous calendar year and Tenant's proportionate share thereof. If such summary shows an amount due from Tenant that is less than the estimated payments previously paid by Tenant, a credit in that amount shall be issued to Tenant, such credit to be applied to additional rent items next due hereunder. If such summary shows an amount due from Tenant that is more than the estimated payments previously paid by Tenant, Tenant shall pay the deficiency to Landlord as additional rent, within thirty (30) days after delivery of the summary. Tenant or its representatives shall have the right to examine Landlord's books and records of Operating Costs during normal business hours within twenty (20) days following the furnishing of the summary to Tenant. Unless Tenant takes written exception to any item within thirty (30) days following the furnishing of the summary to Tenant (which item shall be paid in any event), such summary shall be considered as final and accepted by Tenant. If Landlord selects the accrual accounting method rather than the cash accounting method for operating expense purposes, Operating Costs shall be deemed to have been paid when such expenses have accrued.

C. Landlord agrees to pay all taxes, installments of special assessments and governmental charges lawfully due and payable with respect to the Project before they become delinquent. If, at any time during the Term of the Lease, the present method of taxation shall be changed so that in lieu of the whole or any part of any taxes, assessments or governmental charges levied, assessed or imposed or real estate and the improvements thereon, there shall be levied, assessed or imposed on Landlord a capital levy or other tax directly on the rents received therefrom and/or a franchise tax, assessment, levy or charge measured by or based, in whole or in part, upon such rents for the present or any future building or buildings on the Project, then all such taxes, assessments, levies or charges shall be deemed to be included within the term "Taxes" for the purposes hereof.

8.	Landlord's Responsibilities.

Landlord shall maintain in good repair, reasonable wear and tear and any casualty covered by the provisions of Paragraph 12 excepted, all parts of the Project making all necessary repairs and replacements, except as provided in Paragraph 9, whether ordinary or extraordinary, structural or nonstructural, including roof, foundation, walls, down spouts, gutters, sprinkler system; regularly mow any grass, remove weeds, snow removal and perform general landscape maintenance and maintain and repair the parking lot and driveway areas. Tenant shall immediately give Landlord written notice of any defect or need for repairs after which Landlord shall have a reasonable opportunity to repair the same or cure such defect. Landlord's liability with respect to any defects, repairs or maintenance for which Landlord is responsible under any of the provisions of this Lease shall be limited to the cost of repairing such defect. The term "walls" as used herein shall not include window glass or plate glass, doors, window and door frames or office entries.

9.	Tenant's Responsibilities.

Tenant shall, at its own cost and expense, keep and maintain all parts of the Demised Premises (except as provided in Paragraph 8) in good condition, promptly making all necessary repairs and replacements, including but not limited to, windows, glass and plate glass, doors, window and door frames, any special entry, interior walls and finish work, floors and floor covering, heating, ventilating and air conditioning system, plumbing work and fixtures, regular removal of trash and debris. Tenant shall not be obligated to repair any damage caused by fire, tornado or other casualty covered by the insurance to be maintained by Landlord pursuant to Paragraph 12, except that Tenant shall be obligated to repair all wind damage to glass unless caused by a tornado. Tenant shall not damage any demising wall or disturb the integrity and support provided by any demising wall and shall, at its sole cost and expense, promptly repair any damage or injury to any demising wall caused by Tenant or its employees, agents or invitees. Tenant and its employees, customers and licensees shall have the nonexclusive right to use, in common with the other Tenants occupying the Project, common parking areas, (exclusive of any parking or work areas designated or to be designated by Landlord for the exclusive use of Tenant or other tenants occupying or to be occupying other portions of the Project), driveways and alleys adjacent to the Building, subject to such reasonable rules and regulations as Landlord may from time to time prescribe. Tenant shall, upon demand by Landlord, pay as additional rent, the cost and expense of repairing any damage to the Project resulting from and/or caused in whole or in part by the negligence or misconduct of Tenant, its agents, servants, employees, patrons, customers, or any other person entering upon the property as a result of Tenant's business activities or caused by Tenant's default hereunder to the extent the cost of repairing such damage is not reimbursed by the insurance to be maintained by Landlord under Paragraph 12.

10.	Alterations and Repairs.

Tenant shall not make or suffer to be made any alterations, additions or improvements to or of the Demised Premises or any part thereof, or attach any fixtures or equipment thereto, without first obtaining Landlord’s written consent. All such alterations, additions and improvements shall be performed by contractors approved by Landlord and subject to conditions specified by Landlord. If any such alterations, additions or improvements to the Demised Premises consented to by Landlord shall be made by Landlord for Tenant's account, Tenant shall reimburse Landlord for the cost thereof (including a reasonable charge for Landlord’s overhead related thereto) as the work proceeds within five (5) days after receipt of statements therefor. If any of such alterations are made by Tenant after receiving Landlord’s approval, they shall be done in a lien free manner pursuant to all necessary licenses and permits and shall conform to all applicable statutes, ordinances, regulations and codes and to the requirements of all other regulatory authorities. Tenant shall protect adjoining premises from construction damage and Tenant shall be liable therefor. All contractors or subcontractors used by Tenant shall be bondable, licensed contractors capable of performing quality workmanship. Tenant shall use only new, first class materials in the completion of such work. At least five (5) days prior to the commencement of such work, Tenant shall provide Landlord, by certified or registered mail, with the name and address of Tenant's general, mechanical and electrical contractors. All such alterations, additions and improvements shall become the property of Landlord upon their installation and/or completion and shall remain on the Demised Premises upon the expiration or termination of this Lease without compensation to Tenant unless Landlord elects by notice to Tenant to have Tenant remove the same, in which event Tenant shall promptly restore the Demised Premises to their condition prior to the installation of such alterations, additions and improvements..

11.	Utilities.

Tenant shall pay for all water, gas, heat, light power, telephone, sewer and sprinkler charges and other utilities and services separately metered for the Demised Premises, together with any taxes, penalties, surcharges or the like pertaining thereto and shall furnish and install an replacement electric light bulbs and tubes. To the extent that utilities are not separately metered for the Demised Premises, utility costs are included in Operating Costs under Section 7.A. Tenant shall set its thermostat at a level sufficient to cause the HVAC system to heat the Demised Premises to prevent any damage to the Demised Premises or the mechanical or other systems serving same. Landlord shall in no event be liable for any interruption or failure of utility service to the Demised Premises.

12.	Landlord's Insurance.

Landlord shall, during the Term (including any renewal term), provide and keep in force or cause to be provided or kept in force: (a) Comprehensive general liability insurance with respect to Landlord's operation of the Project for bodily injury or death and damage to property of others; (b) Fire insurance (including standard extended coverage endorsement perils and leakage from fire protective devices, where applicable) in respect of the Project, excluding Tenant's trade fixtures, equipment and personal property; (c) Loss of rental income insurance; together with such other insurance as Landlord, in its sole discretion, elects to obtain. Insurance affected by Landlord shall be in amounts which Landlord shall, from time to time, determine reasonable and sufficient, shall be subject to such deductibles and exclusions as Landlord may deem reasonable and shall otherwise be on such terms and conditions as Landlord shall from time to time determine reasonable, in its sole discretion.

13.	Mutual Waiver of Subrogation.

Landlord and Tenant hereby release each other and their respective agents and employees from any and all liability to each other or anyone claiming through or under them by way of subrogation or otherwise, for any loss or damage to property caused by or resulting from risks insured against under fire or extended coverage casualty insurance carried by the parties to this Lease and in force at the time of any such loss or damage; provided, however, that this release shall be applicable and in force and effect only with respect to loss or damage occurring during such time as the releasor's policies contain a clause or endorsement to the effect that any such release shall not adversely affect or impair such policies or prejudice the right of the releasor to recover thereunder. Landlord and Tenant each agree that it will require its insurance carriers to include in its policies such a clause or endorsement, and will include such a clause only so long as it is includable without additional cost, or if additional cost is chargeable therefore, only so long as the other party pays such additional cost. Each party will notify the other of any such additional cost, and such other party at its election may pay the same, but shall not be obligated to do so.

14.	Tenant's Insurance.

Tenant shall maintain throughout the Term of this Lease a comprehensive general liability policy of insurance in form and substance satisfactory to Landlord, at Tenant's sole cost and expense, insuring both Landlord and Tenant against all claims, demands or actions arising out of or in connection with: (i) Tenant's operations in and maintenance and use of the Demised Premises; and (ii) Tenant's liability assumed under this Lease; with a combined single limit of not less than $1,000,000. Such policy shall be procured by Tenant from responsible insurance companies satisfactory to Landlord. Evidence of such policy, naming Landlord as an additional insured, shall be delivered to Landlord prior to the Commencement Date. Not less than thirty (30) days prior to the expiration date of such policy, a certified copy of a renewal thereof shall be delivered to Landlord. Such policy shall further provide that not less than thirty (30) days' written notice shall be given to Landlord before such policy may be canceled or changed to reduce the Insurance coverage provided thereby.

15.	Signs and Window Coverings.

Tenant shall not, without the prior written consent of Landlord, install or affix any window coverings, blinds, draperies, signs, window or door lettering or advertising media of any type on the Building or in or on the Demised Premises which are visible from the exterior of the Demised Premises or Building. Any permitted signs shall be subject to any applicable governmental laws, ordinances, regulations and other requirements. Tenant shall remove any permitted signs and window coverings upon the termination of the Lease. Any such installations and removals shall be made in such manner as to avoid injury or defacement of the Building and other improvements, and Tenant shall repair any injury or defacement, including without limitation, discoloration caused by such installation and/or removal. All such signs shall be installed a qualified contractor approved by Landlord at Tenant's sole expense.

16.	No Assignment or Subletting.

A. Tenant shall not assign, transfer, mortgage or in any other way transfer any interest in this Lease or sublet all or any part of the Demised Premises (except to its parent corporation, a wholly owned subsidiary or other affiliated entity (defined as an entity in which Tenant, its parent or one of its subsidiaries has a controlling ownership interest) without the prior written consent of Landlord, which consent shall not be unreasonably withheld to a creditworthy tenant who provides Landlord with such financial statements as are satisfactory to Landlord, in its sole discretion and whose use of the Demised Premises shall be the use permitted hereunder; provided that Tenant shall pay to Landlord, as additional rent hereunder, all attorney fees and costs sustained by Landlord in its review of the proposed Assignment, both from counsel for Landlord and from the holder(s) of any mortgages on the Project and their counsel. Any assignment, transfer (including transfers by operation of law or otherwise), hypothecation, mortgage or subletting without such written consent shall give Landlord the right to terminate this Lease and to re-enter and repossess the Demised Premises.

B. No permissible assignment, sublease, mortgage, or other transfer of any interest in this Lease shall (i) release Tenant from any of its obligations under this Lease, (ii) be valid unless each such assignee, sublessee, mortgagee, or other transferee agrees in writing to be bound to, and assume, all of the terms, covenants and conditions of this Lease, a copy of which shall be delivered to Landlord, or (iii) be valid unless and until Landlord receives written notice that the assignment, sublease, mortgage or other transfer has occurred.

C. Any change in the control of fifty (50%) percent or more of the capital or voting stock of Tenant after the date of this Lease, irrespective of whether such change is the result of one or more sale or other transfer of issued and outstanding shares of such stock and/or the issuance of new shares of such stock, or any changes in the control of fifty (50%) percent or more of Tenant's partnership interests, if Tenant is a co-partnership or a limited partnership, irrespective of whether such change in control is the result of one or more sale or other transfer of partnership interests, shall be deemed to be an assignment of this Lease within the meaning of this Section. Provided, however, the sale or other transfer of stock or assets of the Tenant, or the issuance of stock by the Tenant, to any entity that owned a majority interest in Tenant, or in which Tenant owned a majority interest, immediately prior to such sale, transfer or stock issuance shall not be deemed an assignment herein.

D. In the event of an assignment or subletting approved by Landlord, all of the sums or other economic consideration received by Tenant as a result of such assignment or subletting, whether denominated as rental or otherwise under the assignment or sublease, which exceed in the aggregate the total sums which Tenant is obligated to pay to Landlord under this Lease (prorated to reflect obligations allocable to a portion of the Demised Premises subject to such sublease), shall be payable to Landlord as additional rental under this Lease without affecting or reducing any other obligation of Tenant hereunder. As used in this Paragraph, the word "Tenant" shall also mean any entity which is a guarantor of Tenant's obligations under this Lease, and the prohibition hereof shall be applicable to any sales or transfers of the stock or partnership interest of said guarantor.

17.	Use and Occupancy.

Tenant shall use the Demised Premises during the continuance of the Lease for general office purposes and for no other purpose or purposes without the written consent of the Landlord. Tenant will not use the Demised Premises for any purpose in violation of any law, municipal ordinance or regulation, and that on any breach of this agreement the Landlord may at his option terminate this Lease forthwith and reenter and repossess the Demised Premises. If any governmental license or permit shall be required for the proper and lawful conduct of Tenant's business or other activity carried on in the Demised Premises or if a failure to procure such a license or permit might or would, in any way, affect the Landlord or the Project, then Tenant, at Tenant's expense, shall duly procure and thereafter maintain such license or permit and submit the same to inspection by Landlord. Tenant, at Tenant's expense, shall, at all times, comply with the requirements of each such license or permit. Tenant shall not permit the handling, transportation, generation, production, storage, release, threatened release, use or disposal of hazardous materials or toxic substances in the Demised Premises or the common areas of the Project. Tenant shall forever indemnify, defend and hold Landlord harmless from any claims or liabilities asserted against Landlord or the Demised Premises on account of any use by Tenant of the Demised Premises in violation of any applicable environmental laws or other provisions of this Lease.

18.	Guaranty.

This Lease shall be effective only upon the execution of the Guaranty in the form attached hereto and made a part hereof.

19.	Events of Default.

The following events shall be deemed to be events of default by Tenant under this Lease ("Default"):

(a) Tenant shall fail to pay any installment of the Rent or any other payment or reimbursement to Landlord required herein when due;

(b) Tenant shall become insolvent, or shall make a transfer in fraud of creditors, or shall make an assignment for the benefit of creditors;

(c) Tenant shall file a petition under federal bankruptcy law, or under any law or statute of the United States or any State thereof whether now or hereafter in effect; or an order for relief shall be entered against Tenant in any such bankruptcy or insolvency proceedings filed against Tenant thereunder or Tenant shall be adjudged bankrupt or insolvent in proceedings filed against Tenant thereunder;

(d) A receiver or trustee shall be appointed for Tenant or all or substantially all of its assets;

(e) Tenant shall vacate all or a substantial portion of the Demised Premises, whether or not Tenant is in default of the payments due under this Lease.

(f) Tenant shall fail to discharge any lien placed upon the Demised Premises in violation hereof within twenty (20) days after any such lien or encumbrance is filed against the Demised Premises.

(g) Tenant shall fail to comply with any term, provision or covenant of this Lease (other than the foregoing in this Paragraph 19), and shall not cure such failure within thirty (30) days after written notice thereof to Tenant.

(h) Tenant shall have been in default in the payment of Rent or other items of additional rent at least three (3) times during the prior eighteen (18) months, irrespective of whether or not Tenant cured such non-payment.

20.	Remedies.

Upon the occurrence of Default, Landlord shall have the option to pursue any one or more of the following remedies without any further notice or demand whatsoever: (a) Landlord may, at its election, terminate this Lease or terminate Tenant's right to possession, without terminating this Lease; (b) upon any termination of this Lease, whether by lapse of time or otherwise, or upon any termination of Tenant's right to possession without termination of this Lease, Tenant shall surrender possession and vacate the Demised Premises immediately and deliver possession thereof to Landlord, and, to the extent permitted by Michigan law, Tenant hereby grants to Landlord full and free license to enter into and upon the Demised Premises in such event with process of law and to repossess the Demised Premises and to expel or remove Tenant and any others who may be occupying or within the Demised Premises and to alter all locks and other security devices at the Demised Premises and to remove any and all property therefrom without being deemed in any manner guilty of trespass, eviction or forcible entry or detainer, and without incurring any liability for any damage resulting therefrom. Tenant hereby waives any right to claim damage for such reentry and expulsion, and without relinquishing Landlord's right to rent or any other right given to Landlord hereunder or by operation of law; (c) upon any termination of this Lease, whether by lapse of time or otherwise, Landlord shall be entitled to recover as damages, all rent, including any amounts treated as additional rent hereunder, and other sums due and payable by Tenant on the date of termination, plus the sum of (i) an amount equal to the then present value of the Rent, including any amounts treated as additional rent hereunder, and other sums provided herein to be paid by Tenant for the remainder of the Term (or the renewal term, as applicable), less the fair rental value of the Demised Premises for such residue (taking into account the time and expense necessary to obtain a replacement tenant or tenants, including expenses relating to the recovery of the Demised Premises, preparation for reletting and for reletting itself), which the Landlord and Tenant agree shall in no event exceed 60% of the then face amount of the rent for the period and (ii) the cost of performing any other covenants which would have otherwise been performed by Tenant; and (d) all costs of enforcing this Lease, including without limitation, professional fees and court costs. Landlord may, at Landlord's option, enter into and upon the Demised Premises, with or without process of law, if Landlord determines in its sole discretion that Tenant is not acting within a commercially reasonable time to maintain, repair or replace anything for which Tenant is responsible hereunder and correct the same, without being deemed in any manner guilty of trespass, eviction or forcible entry and detainer and without incurring any liability for any damage resulting therefrom and Tenant agrees to reimburse Landlord, on demand, as additional rent, for any expenses which Landlord may incur in thus effecting compliance with Tenant's obligations under this Lease. Landlord shall provide Tenant with reasonable notice prior to its entry of the Demised Premises.

21.	Eminent Domain.

If the whole or any substantial part of the Demised Premises shall be taken by any public authority under the power of eminent domain, then the Term of this Lease shall cease on the part so taken from the day possession of that part shall be required for any public purpose and Rent shall be paid up to that day, and from that day the Tenant shall have the right either to cancel the Lease and declare the same null and void or to continue in possession of the remainder of the Demised Premises under the terms herein provided, except that the Rent shall be reduced in proportion to the amount of the Demised Premises taken. All damages awarded for such taking shall belong to and be the property of the Landlord whether such damages shall be awarded as compensation for diminution in value to the leasehold or to the fee of the Demised Premises; provided, however, that the Landlord shall not be entitled to any portion of the award made to the Tenant for loss of business or for the cost of relocating or removing Tenant's personal property.

22.	Entry by Landlord: Landlord’s Default.

A Landlord and its designee may, with advance notice to Tenant except in the event of an emergency, enter the Demised Premises at reasonable hours to (a) inspect the same, (b) exhibit the same to prospective purchasers, lenders or tenants, (c) determine whether Tenant is complying with all of its obligations hereunder, (d) supply any services to be provided by Landlord to Tenant hereunder, (e) post notices of non-responsibility, and (f) make repairs required of Landlord under the terms hereof or repairs to any adjoining space or utility services or make repairs, alterations or improvements to any other portion of the Project; provided, however, that all such work shall be done as promptly as reasonably possible. Tenant hereby waives any claim for damages for any injury or inconvenience to or interference with Tenant's business, any loss of occupancy or quiet enjoyment of the Demised Premises or any other loss occasioned by such entry. Landlord shall have the option but not the obligation to have and retain a key with which to unlock all of the doors in, on or about the Demised Premises (excluding Tenant's vaults, safes and similar areas designated in writing by Tenant in advance) and Landlord shall have the right to use any and all means which Landlord may deem proper to open said doors in any emergency in order to obtain entry to the Demised Premises.

B. If Landlord shall fail to perform any covenant, term or condition of this Lease upon Landlord’s part to be performed, and, if as a consequence of such default, Tenant shall recover a money judgment against Landlord, such judgment shall be satisfied only against the right, title and interest of Landlord in the Project and out of rents or other income from the Project receivable by Landlord, or out of the consideration received by Landlord from the sale or other disposition of all or any part of Landlord’s right, title and interest in the Project, and neither Landlord nor any of the partners of Landlord shall be liable for any deficiency. Landlord shall provide Tenant with reasonable notice prior to its entry of the Demised Premises.

23.	Mechanic's Liens and Personal Property Taxes.

Tenant shall have no authority, express or implied, to create or place any lien or encumbrance of any kind or nature whatsoever upon, or in any manner to bind, the interest of Landlord or Tenant in the Project or the Demised Premises, including claims by persons who furnish materials or perform labor for any construction repairs, or to offset against the rentals payable hereunder for any claim in favor Tenant. Tenant will pay or cause to be paid all sums legally due and payable by it on account of any labor performed or material furnished in connection with any work performed on the Demised Premises on which any lien is or can be validly and legally asserted against its leasehold interest in the Demised Premises or the improvements thereon and it will save and hold Landlord harmless from any and all loss, cost or expense based on or arising out of asserted claims or liens against the leasehold estate or against the right, title and interest of the Landlord in the Project or the Demised Premises or under this Lease. Tenant agrees to give Landlord immediate written notice of the placing of any lien or encumbrance against the Project or the Demised Premises. Tenant shall be liable for all taxes levied or assessed against personal property, furniture or fixtures placed by Tenant in the Demised Premises. If any taxes for which Tenant is liable are levied or assessed against Landlord or Landlord’s property and if Landlord elects to pay the same or if the assessed value of Landlord’s property is increased by inclusion of personal property, furniture or fixtures placed by Tenant in the Demised Premises, and Landlord elects to pay the taxes based on such increase, Tenant shall pay to Landlord upon demand that part of such taxes.

24.	Non Liability.

Notwithstanding any provisions of the Lease, and except to the extent that insurance proceeds are recovered therefrom, Landlord shall not be responsible or liable to Tenant for any loss or damage resulting to Tenant or its property from burst, stopped or leaking water, gas, sewer or steam pipes, or for any damage or loss of property within the Demised Premises from any cause whatsoever. In the event of any sale or transfer (including any transfer by operation of law) of the Demised Premises, Landlord (and any subsequent owner of the Project making such a transfer) shall be relieved from any and all obligations and liabilities under this Lease, except for such obligations and liabilities as shall have arisen during Landlord’s (or such subsequent owner's) respective period of ownership. This Lease may not be altered, changed or amended except by an instrument in writing signed by Landlord and Tenant; if there is more than one Tenant, the obligations hereunder imposed upon Tenant shall be joint and several. Tenant represents and warrants that it has dealt with no broker, agent or other person in connection with this transaction or that no broker, agent or other person brought about this transaction, and Tenant agrees to indemnify and hold Landlord harmless from and against any claims by any other broker, agent or other person claiming a commission or other form of compensation by virtue of having dealt with Tenant with regard to this leasing transaction.

25.	Holding Over.

Any holding over by Tenant after the expiration or termination of the Term (including any renewal term) shall be construed to be a tenancy from month-to-month on all of the terms and conditions set forth herein, to the extent not inconsistent with a month-to-month tenancy; provided that the Minimum Rent for such hold-over period shall be an amount equal to 150% of the Minimum Rent due for the last month of the Lease Term.

26.	Estoppel Certificate, Attornment and Subordination.

Tenant agrees, within ten (10) days after request by Landlord, to execute in recordable form and deliver to Landlord, or any person designated by Landlord, a written statement certifying, if appropriate, (a) that this Lease is unmodified and in full force and effect, (b) the Commencement Date, (c) that rent and all other charges due to Landlord from Tenant are paid currently without any off-set or defense thereto, (d) the amount of rent, if any, paid in advance, (e) whether the Lease has been modified and, if so, identifying the modifications, (f) that there are no uncured defaults by Landlord or stating those claimed by Tenant, provided that, in fact, such facts are accurate and ascertainable, and (g) such other matters pertaining to this Lease and Tenant's occupancy of the Demised Premises as Landlord may request. If any proceedings are brought for the foreclosure of, or in the event of the conveyance by deed in lieu of foreclosure of, or in the event of exercise of the power of sale under any mortgage made by Landlord covering the Demised Premises, Tenant hereby attorns to, and covenants and agrees to execute an instrument in writing reasonably satisfactory to the new owner whereby Tenant attorns to such successor in interest as the Landlord under this Lease. Tenant agrees that this Lease shall at the request of the Landlord, be subordinate to any first mortgages or deeds of trust that may hereafter by placed upon the Project and to any and all advances to be made thereunder, and to the interest thereon, and all renewals, replacements and extensions thereof provided the mortgagee named in said mortgages shall agree to recognize this Lease and execute a non disturbance agreement guaranteeing Tenant's rights to quiet enjoyment of the Demised Premises in the event of foreclosure if Tenant is not in default. Tenant also agrees that any mortgagee may elect to have this Lease a prior lien to its mortgage, and in the event of such election and upon notification by such mortgagee to Tenant to that effect, this Lease shall be deemed prior to lien to the said mortgage, whether this Lease is dated prior to or subsequent to the date of said mortgage. Tenant agrees, that upon the request of Landlord, or any mortgagee, it shall execute whatever instruments may be required to carry out the intent of this Section. Failure of Tenant to execute any statement or instrument necessary or desirable to effectuate the foregoing provisions of this Section within twenty (20) days after written request to do so by Landlord shall constitute default of this Lease, and Landlord shall be entitled to exercise any and all remedies available to it hereunder for such default. In addition, Tenant hereby appoints Landlord as Tenant’s attorney in fact to execute such estoppel certificate and/ or Subordination and Nondisturbance Agreement upon Tenant’s failure to do so within such twenty (20) period.

27.	Successors and Assigns.

The covenants, conditions and agreements made and entered into by the parties are declared binding on their respective heirs, successors, representatives and assigns.

28.	Security Deposit.

The Landlord acknowledges receipt of $3,500.00 (subject to collection of Tenant’s check), which it is to retain as security for the faithful performance of all of the covenants, conditions and agreements of this Lease. In no event shall the Landlord be obliged to apply the same upon rents or other charges in arrears or upon damages for the Tenants' failure to perform its obligations under this Lease; the Landlord may so apply the security at its option; and the Landlord's right to the possession of the Demised Premises for non-payment of rent or for any other reason shall not in any event be affected by reason of the fact that the Landlord holds this security. The said sum if not applied toward the payment of rent in arrears or toward the payment of damages suffered by the Landlord by reason of the Tenant's breach of the covenants, conditions and agreements of this lease is to be returned to the Tenant when this Lease is terminated, according to these terms, and in no event is the said security to be returned until the Tenant has vacated the Demised Premises and delivered possession to the Landlord. In the event that the Landlord repossesses himself of the Demised Premises because of the Tenant's default or because of the Tenant's failure to carry out the covenants, conditions and agreements of this Lease, the Landlord may apply the said security upon all damages as may be suffered or shall accrue thereafter by reason of the Tenant's default or breach. The Landlord shall not be obliged to keep the said security as a separate fund, but may mix the said security with its own funds.

29.	Reservation of Roof

The Landlord reserves the right of free access at all times to the roof of the Building and reserves the right to rent said roof for advertising purposes or for installation of telecommunication transmission devices, satellite dishes and like electronic devices. The Tenant shall not erect any structures for storage or any aerial, satellite dish or use the roof for any purpose without the prior written consent of the Landlord.

30.	Casualty Damage.

In the event the Demised Premises shall be partially or totally destroyed by fire or other casualty insured under the insurance carried by Landlord as to become partially or totally untenantable, the damage to the Demised Premises shall be promptly repaired by Landlord, to the extent of any proceeds received from such insurance, unless Landlord shall elect not to rebuild as hereinafter provided, and a just and proportionate part of the Rent and all other charges shall be abated until the Demised Premises are so repaired. The obligation of Landlord shall be limited to reconstructing the Demised Premises in accordance with the Landlord’s initial plans and specifications for the construction of the Demised Premises. In no event shall Landlord be required to repair or replace Tenant's leasehold improvements, merchandise, trade fixtures, furnishings or equipment. If more than thirty percent (30%) of the Demised Premises or more than thirty-five percent (35%) of the floor area of the Project shall be damaged or destroyed by fire or other casualty, or if during the last two (2) years of the Lease Term (including any renewal term), more than twenty-five percent (25%) of the Demised Premises or the floor area of the Project shall be damaged or destroyed by fire or other casualty then Landlord may elect either to repair or rebuild the Demised Premises or the Development, as the case may be, or to terminate this Lease by giving written notice to Tenant of its election to so terminate, such notice to be given within one hundred twenty (120) days after the occurrence of such damage or destruction.

31.	Time Of The Essence.

Time shall be of the essence in interpreting the provisions of this Lease.

32.	Entire Agreement.

This Lease contains all of the agreements of the parties with respect to matters covered or mentioned herein and no prior agreement, letters, representations, warranties, premises, or undertakings pertaining to any such matters shall be effective for any such purpose. This Lease may be amended or added to only by an agreement in writing signed by the parties or their respective successors in interest.

33.	Counterpart/Facsimile.

This Lease may be signed in one or more counterparts and by facsimile and shall be binding if so executed; provided, however, that the parties shall each cooperate to subsequently execute an original hereof

34.	Governing Law.

This Lease shall be governed by the laws of the State of Michigan.

35.	Preliminary Negotiations.

The delivery or submission of this form of Lease by Landlord does not constitute an offer to enter into an agreement with Tenant. Landlord shall not be bound unless and until Landlord and Tenant both execute a mutually acceptable agreement.

36.	Waiver of Jury Trial.

Landlord and Tenant hereby waive trial by jury in any action, proceeding or counter-claim brought by either of the parties against the other on any matters whatsoever arising out of or in any way connected with this Lease, the relationship of Landlord and Tenant, Tenant's use or occupancy of the Demised Premises, and any emergency statutory or any other statutory remedy. Tenant shall not interpose any counter-claim or counter-claims in a suit by Landlord to recover rents payable under this Lease. Tenant shall be permitted to start a separate suit to pursue any of its lawful remedies.

37.	Delay in Possession.

It is understood that if the Tenant shall be unable to enter into and occupy the Demised Premises at the time above provided, by reason of the Demised Premises not being ready for occupancy, or by reason of the holding over of any previous occupant of Demised Premises, or as a result of any cause or reason beyond the direct control of the Landlord, the Landlord shall not be liable in damages to the Tenant therefor, but during the period the Tenant shall be unable to occupy Demised Premises as hereinbefore provided, the rental therefor shall be abated and the Landlord is to be the sole judge as to when the Premises are ready for occupancy.

38	Right to Relocate.

Landlord reserves the right to relocate the Demised Premises to another portion of the Building upon Sixty (60) days advance written notice to Tenant provided that the new premises shall be improved by Landlord to be substantially similar to the Demised Premises and Landlord shall reimburse Tenant for all moving and other reasonable relocation costs.

[SIGNATURE PAGE FOLLOWS]

IN WITNESS WHEREOF, Landlord and Tenant have hereunto set their hands and seals the day and year first above written.

In the Presence Of:	Landlord:
___________________________________ ___________________________________	BUTWIN ASSOCIATES LLC By: /s/ Alex Butwinski Alex Butwinski, General Partner
___________________________________ ___________________________________	Tenant: CITY CENTRAL BANCORP, INC. By: /s/ Satish Jasti Satish Jasti , President

EXHIBIT A

(attach floor plan here)

EXHIBIT B

RULES AND REGULATIONS

1.	No outside storage of any kind is permitted without the express written consent of the Landlord. It also includes wooden pallets and trash containers other than a standard commercial trash receptacle.

2.	Landlord reserves the right to approve the placement of all trash receptacles.

3.	No parking of vehicles or obstruction of any kind is permitted in front of overhead doors except by the Tenant or Tenant’s agents who occupies the Demised Premises.

4.	No trucks are permitted to block driveways except for a maximum period of fifteen minutes for purposes of loading or unloading.

5.
No Tenant shall carry on any business or operation which consistently creates excessive noise which is bothersome to surrounding Tenants. The Landlord shall be the sole judge of what constitutes excessive noise.

6.	No Tenant shall conduct any business which shall create noxious fumes, smoke or dust of any sort.

7.
No overnight parking or storage of any vehicle shall be permitted unless Landlord elects to issue a revocable permit specific to each such vehicle and such permit is displayed on the vehicle. Landlord reserves the right to (i) deny any request for such permit(s) and (ii) to charge a fee for any permits it issues.

EXHIBIT C

Additional Stipulations

Articles in the Main Body of the Lease are hereby amended as follows:

1. Article 3.A. Insert the phrase ", contractors, employees, invitees" after the word "agents" in the third line of the second paragraph. Add the following sentences to the end of the second paragraph: "Tenant shall have the exclusive right to have its employee located at the receptionist's desk located within the inner lobby on the first floor of the Building (the "Inner Lobby"). In addition, Tenant may have reasonable quantities of bank brochures and magazines placed within the Inner Lobby (it being recognized that Landlord may give other tenants the right to place brochures within the Inner Lobby), place art on the walls of the Inner Lobby that is not inappropriate for the lobby of a commercial building and/or place plants within the Inner Lobby. In no event may the placement of any items described in the immediately preceding sentence obstruct access of any person to or from the Inner Lobby."

2. Article 3.B. Insert the phrase “or materially reduce the number of parking spaces” following the words “Demised Premises” in the third sentence. The last sentence of Article 3B is deleted in its entirety.

3. Article 4.B. This Article is amended and restated in its entirety to read as follows:

B. Option to Renew. Provided that Tenant is not in default hereunder beyond any applicable cure period, Tenant shall have six options to renew this Lease for additional periods of one month each (each an "Extended Term"). To exercise any option, Tenant must deliver written notice to Landlord no less than forty-five (45) days prior to the expiration of the Term, as the same may have been renewed, time being of the essence. During an Extended Term, all of the terms and conditions hereof shall apply.

4. Article 7. This Article is not applicable for the initial term of this Lease and for the renewal periods, if exercised.

5. Article 8. The first sentence of this Article is amended and restated in its entirety to read as follows:

Landlord shall maintain in good condition and repair, reasonable wear and tear excepted, all parts of the Project, making all necessary repairs and replacements, except as provided in Paragraph 9, whether ordinary or extraordinary, structural or nonstructural, including roof, foundation, walls, down spouts, gutters, sprinkler, HVAC, electrical and plumbing systems (including portions thereof located within the Demised Premises); regularly mow any grass, remove weeds, snow removal and perform general landscape maintenance and maintain and repair the parking lot and driveway areas.

Insert the phrase "or performing such repairs or maintenance" at the end of the third sentence.

6. Article 9. The first sentence of this Article is amended and restated in its entirety to read as follows:

Tenant shall, at its own cost and expense, keep and maintain all parts of the Demised Premises (except as provided in Paragraph 8) in the same condition as exists on the Commencement Date, reasonable wear and tear excepted, promptly making all necessary repairs, including but not limited to, windows, glass and plate glass, doors, window and door frames, any special entry, interior walls and finish work, floors and floor covering, regular removal of trash and debris (provided that Tenant may place such trash and debris, other than construction debris, in the dumpster located within the Project). In no event will Tenant be obligated to replace any portion of the Demised Premises unless the necessity for such replacement arises out of the negligence or willful misconduct of Tenant or any of its agents, contractors, employees or invitees and only to the extent the cost of such replacement is not covered by insurance actually maintained by Landlord or otherwise required to be maintained by Landlord pursuant to Paragraph 12.

The phrase "except that Tenant shall be obligated to repair all wind damage to glass unless caused by a tornado" following the words "Paragraph 12" in the third sentence of this Article is deleted and the following phrase substituted therefor: "or by the insurance actually maintained by Landlord".

The phrase "(exclusive of any parking or work areas designated or to be designated by Landlord for the exclusive use of Tenant or other tenants occupying or to be occupying other portions of the Project)," is deleted from this Article.

7. Article 10. Insert the phrase "which consent may not be unreasonably withheld or delayed" at the end of the first sentence.

Insert the phrase “, which approval may not be unreasonably withheld or delayed," after the words "approved by Landlord" in the second sentence of this Article.

Insert the word “reasonable" after the words "subject to" in the second sentence of this Article.

Delete the phrase ", first class" after the word "new" in the seventh sentence of this Article.

Insert the phrase "of good quality" after the word "materials" in the seventh sentence of this Article.

Add the following to the end of Article 10:

Notwithstanding the foregoing, Landlord agrees that Tenant may make those initial alterations and improvements to the Demised Premises and the common areas depicted or described in Exhibits A or D attached hereto, subject to Landlord’s approval of plans and specifications therefor, which approval may not be unreasonably withheld or delayed. Notwithstanding the foregoing, Tenant shall not be required to remove any of the initial alterations or improvements made by Tenant pursuant to such approved plans and specifications.

8. Article 11. The first two sentences of this Article are amended and restated in their entirety to read as follows:

"Landlord shall, at its sole cost, provide to the Demised Premises adequate electricity and heat and air conditioning. Tenant shall furnish and install, to the extent necessary, replacement electric light bulbs and tubes in the Demised Premises."

9. Article 14. Insert the word "reasonably" after the word "companies" in the second sentence of this Article.

10. Article 15. Insert the phrase "which consent may not be unreasonably withheld or delayed," after the word "Landlord" in the first sentence.

Insert the following language after the first sentence of this Article:

"Notwithstanding the foregoing, Tenant shall have the right, at its sole cost, to (a) attach a panel identifying Tenant or the name under which it is conducting business in the Demised Premises to the existing monument sign located within the Project and in connection therewith, Tenant may relocate the existing monument sign to a location that provides more visibility from Grand River Avenue and is otherwise reasonably acceptable to Landlord, (b) install a sign identifying Tenant or the name under which it is conducting business in the Demised Premises on a wall located in the Inner Lobby, and/or (c) attach a sign identifying Tenant or the name under which it is conducting business in the Demises Premises to the exterior of the Building next to the entrance thereto provided that Landlord approves the plans and specifications for such sign, which approval may not be unreasonably withheld or delayed. The parties acknowledge that one-half of the area on the existing monument sign that is available for panels is not currently utilized. Tenant may, except as otherwise provided below, utilize up to the highest one-half of the currently available area on the monument sign for its panel; provided, however, that Landlord may, in connection with leasing other space in the Building, require Tenant to reduce the area occupied by Tenant's panel to no less than 25% of the area currently available for panels."

Insert the phrase ", which approval may not be unreasonably withheld or delayed," after the word "Landlord" in the last sentence of this Article.

11. Article 16. Paragraph C is deleted in its entirety.

12. Article 17. Insert the phrase "a bank and/or" after the words "continuance of the Lease for" in the first sentence of this Article.

13. Article 18. This Article is deleted in its entirety.

14. Article 19. Insert the phrase "and such failure is not cured within five (5) business days after Landlord gives Tenant written notice thereof" to the end of subparagraph (a). Delete the word "vacate" in subparagraph (e) and insert the word "abandon" in its place.

15. Article 23. Insert the phrase "arising out of work contracted for by Tenant or otherwise arising out of the acts or omissions of Tenant" at the end of the second sentence.

16. Article 24. The last sentence is amended and restated in its entirety to read as follows:

Each party represents and warrants to the other party that, except for the Brokers identified in Section 1.7., it has dealt with no broker, agent or other person in connection with this transaction or that no broker, agent or other person brought about this transaction, and each party agrees to indemnify and hold the other party harmless from and against any claims by any other broker, agent or other person claiming a commission or other form of compensation by virtue of having dealt with the indemnifying party with regard to this leasing transaction. Landlord agrees to pay each of the Brokers identified in Section 1.7. a commission equal to three percent (3%) of the total Minimum Rent payable under the Lease.

17. Article 26. Insert the phrase "beyond any applicable cure period" at the end of the third sentence.

18. Article 30. Delete the word "Development" in the fourth line and insert the word "Project" in its place.

Add the following to the end of this Article:

If the Demised Premises or Project shall be damaged or destroyed by fire or other casualty and the damaged or destroyed portion cannot reasonably be restored within sixty (60) days after the occurrence of such casualty or the cost to repair any damaged or destroyed portion of the Demised Premises or Project is not fully covered by insurance proceeds and the Landlord does not elect to fully restore the damaged or destroyed portion of the Demised Premises or Project, Tenant may elect to terminate this Lease by giving written notice thereof to Landlord with thirty (30) days after the occurrence of such damage or destruction.

19. Article 37. This Article is amended and restated in its entirety to read as follows:

Landlord shall deliver exclusive possession of the Demised Premises to Tenant on or before the Commencement Date.

20. Article 38. This Article is deleted in its entirety.

EXHIBIT D

Tenant Improvements

The following are in addition to any improvements shown on Exhibit A:

-	Lockable front door and back door to the Suite
-	Lockable vault room
-	Wall to block off the vault room from the other first floor tenant.
-	Security alarm system throughout the suite
-	Refurbishment of the receptionist space in the inside lobby on the first floor.
-	Standard Bank equipment to be used by Bank employees and/or contractors
-	High Speed line and circuitry to operate the bank systems; telephone and computer wiring, cabling and related equipment
-	Redecoration of the inside lobby area.
-